EXHIBIT 99.1

BARNES & NOBLE TO BE ACQUIRED BY ELLIOTT,
OWNER OF WATERSTONES, BRINGING TOGETHER THE
LEADING BOOKSELLERS IN THE US AND THE UK

All-cash acquisition of $6.50 per share delivers a significant premium for all shareholders

Transaction concludes Barnes & Noble strategic alternative review

Elliott to pursue growth strategy at Barnes & Noble, empowering local stores across the US, while benefitting from international scale

NEW YORK, LONDON (June 7, 2019)—Barnes & Noble, Inc. (NYSE:BKS, “Barnes & Noble”) announces today that it has entered into a definitive agreement to be acquired by funds advised by Elliott Advisors (UK) Limited (“Elliott”) for $6.50 per share in an all-cash transaction valued at approximately $683 million, including the assumption of debt.

Elliott’s acquisition of Barnes & Noble, the largest retail bookseller in the United States, follows its June 2018 acquisition of Waterstones, the largest retail bookseller in the United Kingdom. James Daunt, CEO of Waterstones, will assume also the role of CEO of Barnes & Noble following the completion of the transaction and will be based in New York.

The $6.50 per share purchase price represents a 43% premium to the 10-day volume weighted average closing share price of Barnes & Noble’s common stock ended June 5, 2019, the day before rumors of a potential transaction were reported in the media.

The announced transaction with Elliott is the culmination of an extensive Strategic Alternative Review conducted by the Special Committee of the Barnes & Noble Board of Directors, which was announced on October 3, 2018. The Board of Directors of Barnes & Noble unanimously approved the transaction and recommend the transaction to Barnes & Noble shareholders. Leonard Riggio, the Founder and Chairman of Barnes & Noble, has also entered into a voting agreement in support of the transaction.

Barnes & Noble serves 627 different communities across all 50 states, where it remains the #1 bookseller in the United States. Elliott seeks to build upon this strong foundation as it addresses the significant challenges facing the bricks and mortar book retail space, applying a model that successfully turned around Waterstones over the past decade.

Following the close of the transaction, Elliott will own both Barnes & Noble and Waterstones, and while each bookseller will operate independently, they will share a common CEO and benefit from the sharing of best practice between the companies. Waterstones has successfully restored itself to sales growth and sustainable profitability, based on a strategy of investment in their store estate and the empowerment of local bookselling teams. Under Daunt’s leadership and Elliott’s stewardship, this commitment to bookselling excellence will strengthen the ability of both companies to navigate with success a rapidly changing retail landscape.

With respect to today’s announcement, Leonard Riggio, Founder and Chairman of Barnes & Noble, stated, “We are pleased to have reached this agreement with Elliott, the owner of Waterstones, a bookseller I have admired over the years. In view of the success they have had in the bookselling marketplace, I believe they are uniquely suited to improve and grow our company for many years ahead. I am also confident that James Daunt has the leadership ability and experience necessary to lead this great organization. I will do everything I can to help him make the transition smooth. Having been the leader of Barnes & Noble for 54 years, I have had the privilege of working with the very best people in all the world of bookselling, including our great store managers and booksellers, who work in our stores. It is they who have made Barnes & Noble the #1 most reputable retailer in America. My profound thanks, as well, to the entire publishing world, with whom we have shared a great relationship over the years, and the many suppliers who have provided vital services. Finally, to our tens of millions of wonderful customers and Members, it has been a privilege to serve them.”

In anticipation of his new CEO role at Barnes & Noble, James Daunt added, “I look forward greatly to working with the booksellers at Barnes & Noble. Physical bookstores the world over face fearsome challenges from online and digital. We meet these with investment and with all the more confidence for being able to draw on the unrivalled bookselling skills of these two great companies. As a place in which to choose a book, and for the sheer pleasure of visiting, we know that a good bookstore has no equal. I thank Mr. Riggio for his confidence, and I am grateful to Elliott for their commitment to support the continued transformation at Waterstones, and now also the same at Barnes & Noble.”

Paul Best, Portfolio Manager and Head of European Private Equity at Elliott, added, “Our investment in Barnes & Noble, following our investment last year in Waterstones, demonstrates our conviction that readers continue to value the experience of a great bookstore. We would like to acknowledge the contributions of Founder and Chairman Leonard Riggio and his team for creating the leading bookstore company in the United States. We look forward to working with James Daunt and the Barnes & Noble community of readers, members and booksellers as they start an exciting new chapter.”

The transaction is subject to customary closing conditions, including the receipt of regulatory and stockholder approval, and is expected to close in the third quarter of 2019. The merger agreement provides for the acquisition to be consummated through a merger structure. However, the parties expect to amend the agreement to utilize a tender offer structure, which is expected to reduce the time to closing by a number of weeks.

Dividend

Barnes & Noble also announced that it has declared a quarterly cash dividend of $0.15 per share, payable on August 2, 2019 to stockholders of record at the close of business on July 5, 2019.

Fiscal 2019 Year-End Earnings Announcement

Barnes & Noble separately announced that it will be reporting its fiscal 2019 fourth quarter and year-end financial results on June 19, 2019.

Advisors

Evercore is acting as financial advisor and Baker Botts L.L.P. is acting as legal advisor to the Special Committee of Barnes & Noble and Guggenheim Securities LLC is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to the Board of Directors of Barnes & Noble. Credit Suisse Securities L.L.C. is acting as financial advisor and Debevoise & Plimpton LLP is acting as legal advisor to Elliott.

About Elliott

Elliott Management Corporation manages two multi-strategy funds which combined have approximately $34 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, and employees of the firm. Elliott Advisors (UK) Limited is an affiliate of Elliott Management Corporation.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE:BKS) is the nation’s largest retail bookseller, and a leading retailer of content, digital media and educational products. The Company operates 627 Barnes & Noble bookstores in 50 states, and one of the Web’s premier e-commerce sites, BN.com (www.bn.com). The Nook Digital business offers a line-up of popular NOOK® tablets and eReaders and an expansive collection of digital reading and entertainment content through the NOOK Store®. The NOOK Store (www.nook.com) features digital books, periodicals and comics, and offers the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ available for Android™, iOS® and Windows®. General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website at www.barnesandnobleinc.com.

About Waterstones

Waterstones is the UK and Ireland’s leading high street bookseller with 293 bookshops, including Foyles, Hatchards, Hodges Figgis and branches in Ireland, Brussels and Amsterdam. It is the only national specialist book retailer of scale in the UK, and operates also through the e-commerce site, Waterstones.com.

Contacts

Barnes & Noble

Media
Mary Ellen Keating
Senior Vice President
Corporate Communications
Barnes & Noble, Inc.
+1 (212) 633-3323
mkeating@bn.com

Investors
Andy Milevoj
Vice President
Corporate Finance and Investor Relations
Barnes & Noble, Inc.
+1 (212) 633-3489
amilevoj@bn.com

Elliott

London
Sarah Rajani CFA
Elliott Advisors (UK) Limited
+44 (0) 20 3009 1475
srajani@elliottadvisors.co.uk

New York
Stephen Spruiell
Elliott Management Corporation
+1 (212) 478 2017
sspruiell@elliottmgmt.com

Caution Regarding Forward-Looking Statements

This communication contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” or other words or phrases of similar import or future or conditional verbs such as will, may, might, should, would, could, or similar variations, identify forward-looking statements. These include statements relating to the financial and operational impact of the proposed transaction, the benefits of the proposed transaction, the expected timing of completion of the proposed transaction, as well as other statements that are not historical facts. These statements reflect only the Company’s current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. These factors include, among others, the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed transaction in a timely manner or at all; the possibility that stockholders may not adopt the Merger Agreement; risks regarding the failure of Parent to obtain the necessary financing to complete the Merger; the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed transaction on the Company’s stock, operating results and business generally; and the risk of stockholder litigation in connection with the proposed transaction. All such factors are difficult to predict and are beyond the Company’s control. Additional factors that could cause results to differ materially from those described above can be found in the Company’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K all of which are available on the Company’s website at http://investors.barnesandnobleinc.com/sec-filings and on the SEC’s website at http://www.sec.gov. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. These forward-looking statements speak only as of the date of this communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed Merger of the Company will be submitted to the Company’s stockholders for their consideration. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, on the Company’s corporate website at www.barnesandnobleinc.com under “Investor Relations” - “SEC Filings.”

The Merger Agreement may be amended in order to effect the acquisition of the Company through a tender offer, though no tender offer for the outstanding shares of the Company has commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell shares. It is not a substitute for the tender offer materials that the offeror would file with the SEC upon commencement of the tender offer, if the parties amend the Merger Agreement in order to effect the acquisition of the Company through a tender offer.  At the time the tender offer is commenced, if the parties so amend the Merger Agreement, the offeror will file tender offer materials on Schedule TO, and the Company thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  IF THE MERGER AGREEMENT IS SO AMENDED, THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY ARE URGED TO READ ANY SUCH DOCUMENTS CAREFULLY IN THEIR ENTIRETY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. If the Merger Agreement is amended to contemplate a tender offer as described above, the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of common stock of the Company at no expense to them.  The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) would be made available for free at the SEC’s website at www.sec.gov or by directing a request to the Information Agent for the tender offer who would be named by the offeror in the tender offer materials.

Participants in the Solicitation

The Company, directors, executive officers, other members of management and employees of the Company may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock is also set forth in the Company’s definitive proxy statement for the Company’s 2018 annual meeting of stockholders, which was filed with the SEC on August 24, 2018.